EXHIBIT 5



                        [LETTERHEAD OF MARGARET M. FORAN]



June 19, 2000



Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755

Pfizer Inc.:

     In connection with the Registration Statement on Form S-8 relating to a total of 161,930,146 shares of Common Stock of Pfizer Inc. under the Warner-Lambert Company 1989 Stock Plan; the Warner-Lambert Company 1992 Stock Plan; the Warner-Lambert Company 1996 Stock Plan; the Agouron Pharmaceuticals, Inc. 1985 Stock Option Plan; the Agouron Pharmaceuticals, Inc. 1990 Stock Option Plan; the Agouron Pharmaceuticals, Inc. 1996 Stock Option Plan; the Agouron Pharmaceuticals, Inc. 1998 Employee Stock Option Plan; the Alanex Corporation 1993 Stock Plan; the Alanex Corporation 1996 Equity Incentive Plan; and the Individual Alanex Corporation Stock Option Agreements (collectively, the "Plans") adopted and assumed by Pfizer Inc. in connection with the merger with the Warner-Lambert Company, it is my opinion that:

     All necessary corporate proceedings have been taken to authorize the issuance of the shares under the Plans, and all such shares, upon issuance in accordance with the Plans and upon full payment in cash for such shares issued, will be validly issued and outstanding and fully paid and non-assessable.

     In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company and such other papers as I have thought relevant and necessary as a basis for my opinion. I have relied on such certificates in connection with the accuracy of actual matters contained in such documents which were not independently established.

     I consent to the use of this opinion in the Registration Statement and to the reference to my name under the heading "Legal Opinion" in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission.

                                             Very truly yours,



                                             /s/ Margaret M. Foran



                                             MARGARET M. FORAN

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